Exhibit r.2
Eudaimonia Asset Management

Code of Ethics

Effective October 15, 2007

I	CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT	I-1
	Scope of Policy	I-2
	Code of Ethics	I-2
	Code of Business Conduct	I-3
	Compliance with Securities Laws & Rules	I-3
	Conflicts of Interest	I-3
	Outside Business Activities	I-3
	Maintenance of Independence and Objectivity	I-4
	Political Contributions, Gifts and Entertainment	I-4
	Personal Securities Holdings and Transactions	I-5
	Definition of Access Person	I-5
	Beneficial Owner	I-5
	Supervision	I-5
	Preserving Confidentiality	I-5
	Insider Information	I-6
	Portfolio Investment Recommendations and Actions	I-6
	Priority of Transactions	I-6
	Prohibition against Misrepresentation	I-6
	Reporting Violations	I-6
	Sanctions/Disciplinary Policy	I-7

I	CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

Eudaimonia Asset Management, LLC (“EAM”) is an investment adviser registered with the State of California.

EAM provides investment management and supervisory services on a discretionary basis and currently offers three different investment styles, which are:

Small Cap Growth -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell 2000 Growth Index.
Micro Cap Growth --seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell Micro Cap Growth Index.
Ultra Micro Cap Growth --seeks capital appreciation by investing in companies whose market values correspond to the bottom half of the Russell Micro Cap Growth Index.

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the “Adviser’s Act”), an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Scope of Policy

EAM has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”). EAM will provide to Supervised Persons a copy of the Code and any amendments to the Code. Supervised Persons of EAM will be required to acknowledge, in writing, receipt of a copy of the Code and any amendments thereto.

EAM's Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to EAM's supervision and control.

Derek Gaertner is the Chief Compliance Officer (“CCO”) for EAM. The CCO is responsible for the administration of EAM’s compliance program. Any questions regarding the Code should be addressed with the CCO.

The Code requires Supervised Persons to report or disclose to and seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Senior Vice President and Portfolio Management, Montie L. Weisenberger.

Code of Ethics

EAM is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of EAM will:

1.	Act for the benefit of their clients, and place their client’s interests before their own;
2.	Exercise independence in making investment decisions for clients;
3.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
4.	Safeguard and keep confidential nonpublic personal information of clients; and
5.	Comply with applicable federal securities laws.

Code of Business Conduct

In reflection of the Code, EAM adopts the following standards of business conduct.

Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest.  Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to EAM, and EAM will fully disclose material facts concerning that conflict to the client(s). EAM considers a “conflict of interest” to be any situation in which the Supervised Persons’ own interests could interfere with the Supervised Persons’ responsibilities as a representative of EAM.  EAM expects Supervised Persons to report a potential conflict of interest to the CCO.

Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. EAM encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, EAM recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of EAM and upon any change thereafter, all outside business activities. Supervised Persons may not engage in any outside business without first receiving prior approval for the activity from the CCO. This pre-approval must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Decisions by the CCO will be included in the Supervised Person’s personnel file.

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;
2.	Being active in any other business, including part-time, evening, or weekend employment;
3.	Being active in any civic or charitable organization;
4.	Serving as an officer, director or partner in any other entity;
5.	Owning an interest in any non-publicly traded company or other private, non-real property investment; or
6.	Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements regarding disclosure of conflicts of interest imposed by law and by rules or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of EAM.

Political Contributions, Gifts and Entertainment

EAM recognizes the potential conflicts of interest when the firm and/or its Supervised Persons make political contributions or give and/or receive gifts (for the purpose of this Code “gifts” include but are not limited to any type of merchandise, prizes, travel expenses, meals and certain types of entertainment) or other items of value to/from any person or entity that does business with or on behalf of EAM.  Therefore, EAM has adopted the following policies and procedures regarding political contributions and giving and/or receiving gifts:

Political Contributions
Supervised Persons will not make one or more political contributions to any political party or candidate, in a given year, which amount(s) to more than $1,000.00 per year, without receiving prior written approval from the CCO.

Giving Gifts
Supervised Persons will not give a gift to any client, potential client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm that is worth more than $250.00, without receiving prior written approval from the CCO.  All gifts given over $100.00 must be reported to the CCO.

Receiving Gifts
Supervised Persons will not accept any gift or other item from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is worth more than $250.00 in value, without written approval from the CCO. All gifts received over $100.00 must be reported to the CCO.

Cash and/or gift cards will never be offered or accepted, regardless of the amount.  The CCO will maintain a log of gifts given and gifts received.

Personal Securities Holdings and Transactions

Supervised Persons, who are Access Persons, as that term is defined below, will disclose to EAM their holdings and transactions in securities or other investments for which they are a beneficial owner, as defined below, and as per the instructions in the firm’s policies and procedures.

Furthermore, Supervised Persons, who are Access Persons, will obtain written pre-approval for certain personal investments in accordance with the firm’s policies and procedures.

Definition of Access Person

An access person is defined as any Supervised Person:

1.	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
2.	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this Code, EAM considers all its employees to be Access Persons.

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has:

1.	a direct or indirect pecuniary interest in the securities;
2.	The power to vote or direct the voting of the shares of the securities or investments;
3.	The power to dispose or direct the disposition of the security or investment.

The above definition applies to securities held in accounts of the Supervised Person and/or the Supervised Person’s immediate family members living in the same household.

Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by EAM that are reasonably designed to prevent and detect such violations.

Preserving Confidentiality

EAM has implemented policies and procedures, with are outlined in the firm’s policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to EAM personnel who need that information to provide services to those clients.

Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client.  If that happens, the Supervised Person should give the information directly to the CCO for further action.

Insider Information

No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

Portfolio Investment Recommendations and Actions

Supervised Persons will deal fairly and objectively with clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

Priority of Transactions

Transactions for clients will have priority over transactions in securities or other investments of which EAM or any Supervised Persons is the beneficial owner so that such personal or proprietary transactions do not operate adversely to their clients’ interests.

Prohibition against Misrepresentation

Supervised Persons will not make statements, orally or in writing, that misrepresent:

1.	The services that they or the firm is capable of performing;
2.	Their qualifications or the qualifications of the firm; or
3.	The individual’s academic or professional credentials.

Supervised Persons will not make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO.  No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken.  The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. EAM senior management may utilize any or all of the sanctions described below.

Sanctions/Disciplinary Policy

EAM senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.	Letter of Caution
2.	Admonishment
3.	Fine, disgorgement
4.	Suspension
5.	Termination
6.	Report Violation to Regulatory Authorities